	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES THE
APPOINTMENT OF A NEW BOARD MEMBER

SEGUIN, Texas, August 4, 2016 -- Alamo Group Inc.’s (NYSE: ALG) Board of Directors is pleased to announce the appointment of a new independent director to its Board, Tracy C. Jokinen, effective August 4, 2016. Concurrent with the appointment Alamo Group has expanded its Board from seven to eight members. This addition is being made in response to the anticipated departure of Helen W. Cornell from the Board who has expressed interest in retiring from the Board prior to the end of the year as a result of her new responsibilities since assuming the job of President and CEO of Owensboro Grain Company earlier this year.

Ms. Jokinen, 47, is Chief Financial Officer of G&K Services, Inc. (NASDAQ: GK). She has been with G&K Services since 2014 and prior to that was with Valspar Corporation (NYSE: VAL) for 22 years serving in various capacities over time including Vice President, Corporate Finance, Vice President, Finance & Strategy and Vice President, Corporate Controller and Chief Accounting Officer.

Additionally, Gary Martin, Chairman of the Board of Alamo Group, commented, “We are delighted to have Tracy join the Board of Alamo. She brings a strong background working with industrial companies. Her experience with public companies like ours will benefit Alamo Group in its ongoing development.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment,

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ALAMO GROUP INC. ANNOUNCES                  PAGE 2
APPOINTMENT OF NEW BOARD MEMBER

excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,000 employees and operates 24 plants in North America, Europe, Australia and Brazil as of June 30, 2016. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.